Exhibit 3.1
AMENDMENT NO. 1
TO
BYLAWS
OF
DAWSON GEOPHYSICAL COMPANY
                The Bylaws of Dawson Geophysical Company, a Texas corporation (the “Corporation”), as amended (the “Bylaws”), are hereby amended as of July 31, 2007, as follows:

1.	Article VI of the Bylaws is hereby amended to add the following as Section 6:
“UNCERTIFICATED SHARES
                Section 6. The Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws or stock exchange regulation. Any system so adopted shall not become effective as to issued and outstanding certificated securities until their certificates have been surrendered to the Corporation.”
                I, the Secretary of Dawson Geophysical Company, by signing this document, certify that this document contains a true and correct copy of an amendment to the Bylaws adopted by resolution at a meeting of the Board of Directors of Dawson Geophysical Company on July 31, 2007, acting pursuant to Article VIII, Section 1 of the Bylaws of Dawson Geophysical Company.

/s/ Christina W. Hagan
Christina W. Hagan Secretary